As filed with the Securities and Exchange Commission on December 4, 2007	Registration Statement No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TRIO-TECH INTERNATIONAL

(Exact Name of Registrant as Specified in Its Charter)

California	95-2086631

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14731 Califa Street, Van Nuys, California	91411

(Address of Principal Executive Offices)	(Zip Code)
(818) 787-7000

(Issuer’s Telephone Number, Including Area Code)
2007 Employee Stock Option Plan
2007 Directors Equity Incentive Plan
(Full title of the plans)
A. Charles Wilson
14731 Califa Street
Van Nuys, California 91411
(Name and address of agent for service)
(818) 787-7000

(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed
Title of each class	to be	maximum	Proposed maximum	Amount of
of securities to be	registered	offering	aggregate offering	registration
registered	(1)	price per share (2)	price (2)	fee (3)
Common Stock, no par value	300,000 (4)	$9.64	$2,892,000	$88.78
Common Stock, no par value	200,000 (5)	$9.64	$1,928,000	$59.19
TOTAL:	500,000		$4,820,000	$147.97

(1)	This Registration Statement also covers such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of said Plans or individual awards, as applicable.

(2)	The price of $9.64 per share, which is the average of the high and low prices of the common stock as reported on the AMEX Global Market on November 30, 2007, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

(4)	The number of shares of Common Stock is the maximum number of shares available for distribution under Registrant’s 2007 Employee Stock Option Plan.

(5)	The number of shares of Common Stock is the maximum number of shares available for distribution under Registrant’s 2007 Directors Equity Incentive Plan.

EXPLANATORY NOTE
     This Registration Statement relates to up to 300,000 shares of the Common Stock, no par value, of Trio-Tech International, a California corporation (the “Registrant”), that are available for distribution under the 2007 Employee Stock Option Plan of Registrant (the “Employee Plan”) and 200,000 shares of the Common Stock, no par value, of the Registrant that are available for distribution under the 2007 Directors Equity Incentive Plan (the “Directors Plan” (together with the Employee Plan, the “Plans”)). The Employee Plan provides for awards in the form of stock options and the Directors Plan provides for awards in the form of restricted stock and/or stock options. The maximum number of shares available for distribution under each of the Plans is subject to adjustment as a result of certain anti-dilution provisions contained in that Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
REGISTRATION OF ADDITIONAL SECURITIES
Item 3. Incorporation of Documents by Reference
The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are in file with the Commission, are incorporated by reference in this Registration Statement:
(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
(b) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007.
(c) The description of Registrant’s Common Stock, no par value, registered under Section 12(b) of the Exchange Act, contained in Registrant’s Registration Statement on Form 8-A, dated September 28, 1997, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Under California law, a California corporation may eliminate or limit the personal liability of a director of the corporation for monetary damages for breach of the director’s duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interest of the corporation or its shareholders or which reflect an absence of good faith on the director’s part, the unlawful purchase or redemption of stock, payment of unlawful dividends or receipt of improper personal benefits. Registrant’s Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors. Registrant’s Articles of Incorporation include such provisions.
Registrant’s Articles of Incorporation permit and its Bylaws impose a mandatory obligation upon the Registrant to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of Registrant. In addition, Registrant has entered into indemnification agreements with each of its directors and officers providing for the maximum indemnification permitted or authorized by law.
The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers under the Securities Act of 1933, as amended.
Registrant maintains directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain specified circumstances.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits
(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit
Number	Description
4.1	2007 Employee Stock Option Plan
4.2	2007 Directors Equity Incentive Plan
5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on December 4, 2007.

TRIO-TECH INTERNATIONAL
By:	/s/ A. Charles Wilson
A. Charles Wilson, Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Charles Wilson	Chairman and Director	December 4, 2007

A. Charles Wilson

/s/ S.W.Yong	President, Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2007

S.W. Yong

/s/ Victor H.M.Ting	Corporate Vice-President	December 4, 2007

Victor H. M. Ting	and Chief Financial Officer

/s/ Richard M. Horowitz	Director	December 4, 2007

Richard M. Horowitz

/s/ Jason T. Adelman	Director	December 4, 2007

Jason T. Adelman

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2007 Employee Stock Option Plan
4.2	2007 Directors Equity Incentive Plan
5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)